Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-120036) on Form S-8 of Calamos Asset Management, Inc. of our report dated March 5, 2010, relating to our audit of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Calamos Asset Management, Inc. for the year ended December 31, 2009.
/s/ McGladrey & Pullen, LLP
Chicago, Illinois
March 5, 2010